Exhibit 10(b)

Restricted Stock Unit Grant Agreement

Periodic Retention Grants

1.
Grant. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted Restricted Stock Units, from time to time with Dividend Equivalents as the Committee may determine (“RSUs”), to the individual named in this Grant Agreement (“Grantee”). Each RSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share (“Common Stock”) for which the restrictions set forth in paragraph 3 lapse in accordance with their terms, and (ii) cash payments based on dividends paid to shareholders as set forth in paragraph 2, each in accordance with the terms of this Grant, the GE 2007 Long Term Incentive Plan (“Plan”), country addendums and any rules and procedures adopted by the Committee.

2.
Dividend Equivalents. Until the Grantee’s employment with the Company and its affiliates is terminated for any reason, or until such time as the following restrictions lapse or the RSUs are cancelled, whichever occurs first, the Company may pay the Grantee on a quarterly basis a cash amount equal to the number of RSUs subject to restriction times the per share quarterly dividend payment made to shareholders of the Company’s Common Stock, with such payments to be made reasonably promptly after the payment date of each quarterly dividend. Alternatively, the Company will establish an amount to be paid to the Grantee (“Dividend Equivalent”) equal to the number of RSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company’s Common Stock. The Company shall accumulate Dividend Equivalents and will pay the Grantee a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs. The determination regarding the form and type of dividend equivalents will be made by the Committee at the time of grant.

3.
Restrictions. Restrictions on the number of RSUs specified in this Grant Agreement will lapse on the designated Restriction Lapse Dates only if the Grantee has been continuously employed by the Company or one of its affiliates to such dates. The Committee may, in circumstances determined in its sole discretion, provide for the lapse of the above restrictions at earlier dates. Notwithstanding the forgoing, restrictions on all RSUs will immediately lapse upon the Grantee’s termination of employment with the Company or any of its affiliates by reason of the Grantee’s death, provided the Grantee had been continuously employed as provided above to the date of termination.

(1)

4.
Delivery and Withholding Tax. Upon the lapse of restrictions set forth in paragraph 3 in accordance with their terms, the Company shall deliver to the Grantee by mail or otherwise a certificate for such shares as soon as practicable, provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares. Further, the Grantee shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe before the Company shall be required to deliver such shares.

5.
Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Any RSUs for which the restrictions do not lapse in accordance with the terms in paragraph 3 above shall be canceled. Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Grantee.

6.
Affiliate. For purposes of this Grant, “affiliate” shall mean (i) any entity that, directly or indirectly, is owned 50% or more by the Company and thereby deemed under its control and (ii) any entity in which the Company has a significant equity interest as determined by the Committee.  Transfer of employment among the Company and any of its affiliates is not a termination of employment for purposes of this Grant.

7.	Plan Terms. All terms used in this Grant have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

8.
Entire Agreement. This Grant, the Plan, country addendums and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

(2)